                                                                    EXHIBIT 23.1



          Consent of KPMG LLP, Independent Certified Public Accountants


The Board of Directors
Pain Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-68118) on Form S-8 of Pain Therapeutics, Inc. of our report dated March 1, 2002, with respect to the balance sheets of Pain Therapeutics, Inc. as of December 31, 2000 and 2001, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, and for the period from May 4, 1998 (inception) through December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Pain Therapeutics, Inc.


                                  /s/ KPMG LLP


San Francisco, California
March 22, 2002